EXHIBIT 99.2

Contacts:
Cris Larson	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8505	360-668-3701
Cris.Larson@pdl.com	jennifer@cwcomm.org

PDL BioPharma Announces European Patent Office Determination of Validity of PDL’s European Patent is Final

-- Opposition Appeal Hearing is Terminated --

INCLINE VILLAGE, NV, February 28, 2011 -- PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) announced today that the Technical Board of Appeal of the European Patent Office (EPO) has cancelled its hearing in which three appellants sought to have a 2007 decision upholding PDL’s  European Patent No. 0 451 216B (the ‘216B Patent) overturned and the patent revoked. The effect of the termination of the opposition appeal proceeding is that the 2007 EPO decision upholding the claims of PDL’s ‘216B Patent as valid will become the final decision of the EPO. The hearing was scheduled for February 28 and March 1, 2011.  In the year ended December 31, 2010, approximately 35 percent of PDL’s revenues were derived from sales of products that were made in Europe and sold outside of the United States. These revenues could have been negatively impacted or eliminated entirely by an adverse ruling at the hearing.

In an opposition proceeding brought by multiple parties, the Opposition Division of the EPO found in 2007 the claims of the ‘216B Patent to be valid. Five of the opposing parties filed notices of appeal to the Technical Board of Appeal of the EPO seeking to have the decision of the Opposition Division upholding the ‘216B Patent overturned and the patent revoked. Three of those parties filed detailed grounds of appeal:  UCB Pharma S.A., BioTransplant Incorporated whose counsel PDL believes has been financially supported by MedImmune LLC, and Novartis AG. Pursuant to PDL’s recent settlements with UCB, MedImmune and Novartis, which were previously announced, and as a result of PDL’s recent acquisition of BioTransplant out of bankruptcy and subsequent withdrawal of their appeal, all of the active appellants have formally withdrawn their participation in the appeal proceeding. Accordingly, the EPO cancelled the appeal hearing, terminated the opposition proceeding and all appeals thereof in their entirety.

About PDL BioPharma
PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. PDL is focused on maximizing the value of its antibody humanization patents and related assets. The Company receives royalties on sales of a number of humanized antibody products marketed by leading pharmaceutical and biotechnology companies today based on patents which expire in late 2014. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

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